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                          [PIPER & MARBURY LETTERHEAD]





FORM OF OPINION OF COUNSEL TO BE RENDERED BY PIPER & MARBURY L.L.P.


Prime Retail, Inc.
100 East Pratt Street
Baltimore, Maryland  21201

Dear Sirs:

     We are acting as Maryland counsel for Prime Retail, Inc., a Maryland corporation (the "Corporation"), in connection with the Corporation's Joint Proxy Statement/ Prospectus/Information Statement (the "Registration
Statement"), relating to          shares of Common Stock, $0.01 par value per
share (the "Common Shares"),        shares of 10.5% Series A Senior Cumulative
Preferred Stock, $0.01 par value per share (the "Series A Shares"), and shares of 8.5% Series B Cumulative Participating Convertible Preferred Stock, par value $.01 per share (the "Series B Shares" and together with the Common Shares and the Series A Shares, the "Shares") of Sky Merger Corp., a Maryland Corporation (the "Surviving Corporation") to be issued in connection with the combination (the "Combination") of the Corporation, the Surviving Corporation and Horizon Group, Inc. ("Horizon").

     We have examined the Certificate of Incorporation and By-laws of the Corporation and the Surviving Corporation, and all amendments thereto, and have examined and relied upon the originals, or copies certified to our satisfaction, of such records of meetings of the directors and stockholders of the Corporation and the Surviving Corporation, documents and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

     In examining the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued upon consummation of the Combination in accordance with the terms and provisions of the Amended and Restated Agreement and Plan of Merger, dated as of February 1, 1998, by and among the Corporation, Prime Retail, L.P., a Delaware limited partnership, Horizon, the Surviving Corporation, Horizon Group Properties, Inc., a Maryland corporation, Horizon Group Properties, L.P., a Delaware limited partnership and Horizon/Glen Outlet Centers Limited Partnership, a Delaware limited partnership, will be duly and validly issued, fully paid and nonassessable.


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Prime Retail, Inc.
April __, 1998
Page 2



     We hereby consent to the use of our name in the Registration Statement and under the caption "Legal Matters" in the related Prospectus/Proxy Statement and consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,